Exhibit 99.2

Monday June 3, 7:02 am Eastern Time

Press Release

SOURCE:   Horizon Offshore, Inc.

Horizon Offshore Names John T. Mills as Director

HOUSTON, June 3 /PRNewswire-FirstCall/ -- Horizon Offshore, Inc. (Nasdaq:  HOFF) announced the election of John T. Mills to its board of directors.

John T. Mills is senior vice president and chief financial officer of Marathon Oil Corporation. Mr. Mills joined Marathon Oil Company in 1976 as a tax specialist. He became chief tax counsel in 1984. In 1986, he became director of taxes and energy for USX Corporation. He was appointed vice president of taxes for USX in 1987. In September 1998, Mr. Mills was appointed senior vice president of finance and administration at Marathon Oil Company. Prior to joining Marathon, Mr. Mills was employed by Coopers and Lybrand for three years. Mr. Mills earned a bachelor's degree in economics from Ohio University in 1969 and a law degree from Ohio State University in 1973. He is a member of the Financial Executives Institute, the General Committee on Finance of the American Petroleum Institute, and the National Council of the Ohio State University College of Law Association. Mr. Mills holds memberships in the American Bar Association and the Ohio Bar Association.

Chairman J.L. Frank, said, "John is highly qualified and will enhance the board's composition with his experience and financial background. We are pleased to have him as a board member and look forward to working with him."

Horizon provides marine construction services to the offshore oil and gas industry, primarily in the Gulf of Mexico. The company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas from newly installed production platforms and other subsea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: industry conditions and volatility; prices of oil and gas; the company's ability to obtain and the timing of new projects; changes in competitive factors and other material factors that are described from time to time in the company's filing with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

SOURCE:   Horizon Offshore, Inc.